                        SECURITIES AND EXCHANGE COMMISSION


                        ----------------------------------


                                    FORM 8-K



                                  CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



    Date of Report (date of earliest event reported):      May 21, 1999



                                   Armco Inc.
------------------------------------------------------------------------
                 (Exact name of registrant as specified in charter)



                                   Ohio
------------------------------------------------------------------------
        (State or other jurisdiction of incorporation or organization)

        1-873-2                                  31-0200500
------------------------              --------------------------------
(Commission File Number)            (I.R.S. Employer Identification No.)



One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania   15219-1415
-------------------------------------------------------------   ----------
         (Address of principal executive offices)               (Zip Code)



     Registrant's telephone number, including area code:  412/255-9800
                                                          ------------

Item 5.  Other Events.

     On May 21, 1999, Armco Inc. ("Armco") announced that it, AK Steel Holding Corporation ("AK Holding") and AK Steel Corporation ("AK Corp.") had entered into an Agreement and Plan of Merger, dated as of May 20, 1999 (the "Merger Agreement"), pursuant to which Armco will be merged with and into AK Corp., a wholly owned subsidiary of AK Holding (the "Merger"), the separate corporate existence of Armco will cease and the existing shareholders of Armco will receive stock of AK Holding and/or cash in accordance with the terms of the Merger Agreement.

     Under the terms of the merger agreement, common shareholders of Armco will receive .2836 shares of common stock of AK Steel Holding for each common share of Armco, subject to adjustment.

     The exchange ratio is subject to adjustment, within limits of a collar, based upon the average closing price of AK Steel Holding common stock during the ten-day trading period ending six days before the meeting at which Armco shareholders vote on the transaction. Under the terms of the collar, Armco common shareholders will receive AK Steel Holding shares having a value of $7.50 per Armco share so long as the average closing price of AK Steel Holding common stock during that trading period is between $22.00 and $26.44 per share. If the average closing price of AK Steel Holding common stock during that period is higher than $26.44 Armco common shareholders will receive AK Steel Holding shares having a value greater than $7.50 per Armco share, but in no event more than $8.00 per share.

     If the average closing price of AK Steel Holding Corporation common stock during the trading period is less than $22.00, the exchange ratio will nonetheless be fixed at .3409 AK Steel Holding shares per Armco common share (so that the value received by Armco common shareholders would be less than $7.50). However, in that event, Armco will have the right to terminate the merger agreement prior to the meeting of the Armco shareholders, in which event AK Steel may elect to deliver additional shares of its common stock in order to assure a value of $7.50 per Armco common share. Holders of Armco's $3.625 Preferred Stock will receive an equal amount of a newly issued series of preferred stock of AK Steel Holding Corporation having the same terms as the $3.625 Preferred Stock. Holders of each of the other series of Armco's outstanding preferred stock would receive cash in an amount equal to the redemption price of their shares.

     Closing of the transaction is expected in the third quarter of 1999, subject to customary closing conditions, including expiration of the Hart-Scott-Rodino waiting period and approval by the shareholders of AK Steel and Armco. It is intended that the merger will qualify as a pooling of interests for accounting purposes. If, for any reason, the merger cannot be accounted for as a pooling of interests, AK Steel has reserved the right to pay up to 25% of the amount due Armco common shareholders in cash.

     In connection with the approval by the Armco Board of Directors of the proposed Merger, and as required by the terms of the Merger Agreement, the Armco Board approved amendments to Armco's Rights Agreement to provide for its non-application to AK Holding and AK Corp. in the transactions contemplated by the Merger Agreement.

The statements herein describing the terms of this amendment are qualified in their entirety by reference to such amendment, a copy of which is included in this Report as an Exhibit.

     The statements herein describing the terms of the Merger are qualified in their entirety by reference to the Merger Agreement, a copy of which is included in this Report as an Exhibit.

Item 7.  Information And Exhibits

Exhibit 2 Agreement and Plan of Merger, dated as of May 20, 1999, by and among Armco Inc., AK Steel Holding Corporation and AK Steel Corporation.

Exhibit 4 First Amendment to Rights Agreement, dated as of May 26, 1999, between Armco Inc. and Fifth Third Bank, as Rights Agent.

                              SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMCO INC.

Date:  June 1, 1999                       By:  /s/ Gary R. Hildreth
                                              -----------------------
                                          Name:   Gary R. Hildreth
                                          Title:  Vice President